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                                                                  Exhibit (c)(3)


                        [FORM OF EMPLOYMENT AGREEMENT]


                             Nalco Chemical Company
                                One Nalco Center
                        Naperville, Illinois 60563-1198
                                 (630) 305-1000



[DATE]

[Executive]
Nalco Chemical Company
One Nalco Center
Naperville, Illinois 60563-1198

Dear [Executive]

     Upon completion of the proposed merger (the "Merger") between H2O Acquisition Co. (the "Purchaser"), a whollyowned subsidiary of Degremont S.A. (the "Parent"), and Nalco Chemical Company (the "Company"), Parent shall cause the Company to offer you employment with the Company on the terms and conditions described in the attached "Terms of Employment Contract between Nalco Chemical Company and [Executive]," which are incorporated into this letter agreement (the "Agreement") by reference. By signing this Agreement you hereby accept employment with the Company on such terms and conditions. This offer of employment is conditioned upon the completion of the Merger and shall become effective at the Effective Time (as defined in the Agreement and Plan of Merger by and among the Parent, Purchaser and the Company (the "Merger Agreement")) of the Merger.

     You, as well as the Parent and Purchaser, agree to enter into a more definitive employment agreement that reflects these terms and conditions promptly after the date of this Agreement.
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     In the event of any inconsistency between the terms of this Agreement and the terms of the Merger Agreement, the terms of this Agreement will control.

                                        Very truly yours,


Date:______________________________     DEGREMONT S.A.

                                        By:__________________________
                                           Name:
                                           Title:


Date:______________________________     H2O ACQUISITION CO.

                                        By:__________________________
                                           Name:
                                           Title:

Accepted and agreed to:

____________________________
[Executive]

Date: ________________


                                      -2-
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
1.  Settlement of Key Executive Agreements*
    ---------------------------------------
    .  3 Times Base Salary          >
                                    >
                                    >     Payout in  cash at time of change in control ("CIC")
    .  3 Times Regular Management   >
       Incentive Plan ("MIP")       >



    .  3 Times Supplemental MIP     >     Deferred for three years in cash with interest.
                                    >     To vest and be paid at end of three years if
                                    >     employed or in event of prior death,
                                    >     disability, termination by Company without
                                    >     "cause" or by executive for "good reason"
                                    >     or retirement on or after age 62
    .  97/98 Outstanding            >     assuming a performance level of 100%
       Performance Share Awards     >     of the target award



    .  Outstanding Restricted Stock >
       including 1995 Performance   >
       Share Plan                   >
                                    >     Payout in cash at time of CIC
    .  Stock Options                >
                                    >
    .  280G Tax Gross-up Payment    >


2.   Provisions
     ----------

     Duration                             .  Three years
                                          .  One-year evergreen after three years
                                          .  Six months' notice of non-renewal

     Position                             .  Chief Executive Officer for Mr. Mooney; Senior
                                             Executive for other executives
                                          .  Responsibilities and duties as assigned by Board
                                             for Mr. Mooney and by the Board and Chief Executive
                                             Officer for other executives

     Compensation                         .  Current salary with opportunity for increase
                                          .  Compensation opportunities comparable to those
                                             provided to similar senior executives

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*  Payments to be excluded from pension and benefit calculations.
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
                                    .  Participation in all incentive and benefit plans
                                       provided to similar senior executives

Retention Payment                   .  Two times sum of salary plus regular target MIP
                                       bonus (as of June 22, 1999) payable in cash if
                                       employed by Company three years from date of CIC;
                                       payment to be excluded from pension and benefit
                                       calculations and from 280G gross-up obligation

Termination Provisions*
 .  Death, Disability and            .  Accrued Amounts**
   Retirement                       .  Long term incentives in accordance with plan
                                       provisions

 .  By Company without "Cause" or    .  Accrued Amounts
   Resignation by Executive for     .  Long term incentives in accordance with plan
   "Good Reason"***                    provisions
                                    .  Two times (for Messrs. Buchholz, Lambe, Mooney,
                                       Newlin and Weeber) and 1.5 times (for Messrs. Brannon,
                                       Burns, Kahler and Roe) salary plus regular target MIP
                                       bonus; not to exceed age 65
                                       -  Payment to be offset by Retention Payment if such
                                          termination occurs within two years of receipt of
                                          Retention Payment
                                    .  Additional pension credit equal to three years less
                                       number of years worked from date of CIC
                                    .  Welfare benefits continuation for same period

 .  By Company for "Cause" or        .  Accrued salary
   Resignation without "Good        .  Unpaid earned amounts
   Reason"***


Restrictive Covenants               .  Non-competition and non-solicitation of customers
                                       and employees during employment and for two years
                                       thereafter
                                    .  Perpetual non-disclosure, non-disparagement and
                                       availability for litigation support

Taxes                               .  Full CIC gross-up for current merger (excluding
                                       Retention Payment); for future CIC, full CIC gross-up
                                       (excluding Retention Payment), but only in the event
                                       of termination without "Cause" or resignation for
                                       "Good Reason" following future CIC

Elective Deferral                   .  Flexible elective deferral plan with tax-sheltered
                                       investment alternatives

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*    Applicable both prior and subsequent to any future change in control;
     payments to be excluded for pension and benefit calculation purposes.

** Salary and pro rata bonus at target for year of termination plus unpaid earned amounts.

***  "Good Reason" and "Cause" similar to definition in merger agreement.
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
Legal Fees and Expenses             .  Reimbursement of reasonable costs unless actions
                                       found to be in bad faith or frivolous

Settlement of Disputes              .  Arbitration; injunctive relief